Exhibit 99.1

Allied Motion Reports Improved Profits for 2008 but Downturn in the Fourth Quarter

DENVER--(BUSINESS WIRE)--March 2, 2009--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved a 21% increase in net income and a 2% increase in sales for 2008 over last year. For the year ended December 31, 2008, Allied achieved net income of $2,909,000, or $.39 per fully diluted share compared to $2,396,000 or $.33 per diluted share for the year ended December 31, 2007. Revenues for this year were $85,967,000 compared to $84,559,000 last year. Backlog at December 31, 2008 was $23,570,000 which is down 26% from the same time last year.

During the fourth quarter of 2008, the Company achieved net income to $280,000 or $.04 per diluted share compared to $648,000 or $.09 per diluted share for the same period last year. Revenues for the quarter ended December 31, 2008 were $17,568,000 compared to $21,267,000 last year, a decrease of 17%.

“We are pleased with the profit improvement we achieved during 2008,” commented Dick Smith, CEO of Allied Motion. “While we were able to achieve continuous improvements in sales and profit through our third quarter, the economic downturn caught up to us in the fourth quarter resulting in a drop in sales and profit compared to last year and to the third quarter. The economic downturn started to have an adverse effect on us earlier in the year in our banking and construction related markets, and then late in the third quarter, we experienced further softness in more of our markets, and then in the fourth quarter, the downturn adversely affected virtually all of our markets to varying degrees. Our backlog at year end is down 26% from the same time last year. We have and will continue to take actions to try and mitigate the adverse effects this economic downturn has on the Company. While the economy is down, we will continue to improve our efficiencies, finish development of new products and put ourselves in a strong position to begin growing the Company once the economy begins to turn around. Contributing to the drop in sales and profit in the fourth quarter was the disruption to the operations of our facility located in Chatsworth, California caused by the fire that occurred on October 11, 2008, as was previously reported. The sales from this facility accounts for less than 10% of Allied Motion’s consolidated revenues. As was reported on January 20, 2009, all production lines have been relocated to a new facility and are now operating at or near the levels required to meet current customer requirements. I am also pleased to report that we ended the year with a strong cash position having increased our cash during 2008 by $3.7 million to a balance of $4.2 million at year end, and we reduced our total bank debt during the year by $1.6 million leaving us with a balance of $2.8 million of term debt. While we address the effects of the economic downturn, we will continue to execute our strategy which continues to build the foundation necessary to achieve our long-term goals for growth in sales and profitability, as well as to facilitate our continued expansion into the motion industry.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s March 2, 2009 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)
	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2008	2007	2008	2007
Revenues	$17,568	$21,267	$85,967	$84,559
Cost of products sold	13,472	15,807	63,801	63,952
Gross Margin	4,096	5,460	22,166	20,607
Operating expenses and other	3,691	4,529	17,850	17,024
Income before income taxes	405	931	4,316	3,583
Provision for income taxes	(125)	(283)	(1,407)	(1,187)

Net Income	$280	$648	$2,909	$2,396
PER SHARE AMOUNTS:
Diluted income per share	$.04	$.09	$.39	$.33
Diluted weighted average common shares	7,332	7,094	7,365	7,247

	December 31,	December 31,
CONDENSED BALANCE SHEETS	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$4,196	$534
Trade receivables, net	10,008	10,223
Inventories, net	10,532	11,000
Other current assets	1,939	1,895
Total Current Assets	26,675	23,652
Property, plant and equipment, net	10,567	11,133
Goodwill and intangible assets	15,538	16,722
Total Assets	$52,780	$51,507
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$800	$827
Accounts payable and other current liabilities	9,706	10,429
Total Current Liabilities	10,506	11,256
Long-term debt obligations	2,000	3,595
Other long-term liabilities	3,418	2,659
Total Liabilities	15,924	17,510
Stockholders’ Investment	36,856	33,997
Total Liabilities and Stockholders’ Investment	$52,780	$51,507
	For the Year Ended
	December 31,
CONDENSED STATEMENTS OF CASH FLOWS	2008	2007
Cash flows from operating activities:
Net income	$2,909	$2,396
Depreciation and amortization	3,513	3,472
Changes in working capital balances and other	218	(12)
Net cash provided by operating activities	6,640	5,856

Cash flows from investing activities:
Purchase of property and equipment	(2,078)	(1,284)
Net cash used in investing activities	(2,078)	(1,284)

Net cash (used in) provided by financing activities	(824)	(4,738)
Effect of foreign exchange rate changes on cash	(76)	31
Net increase in cash and cash equivalents	3,662	(135)
Cash and cash equivalents at beginning of period	534	669
Cash and cash equivalents at December 31	$4,196	$534

CONTACT:
Allied Motion Technologies Inc.
Richard Smith or Sue Chiarmonte, 303-799-8520